Exhibit 10.2

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT, made and entered into this 15th day of February, 2017 (the “Effective Date”), by and between Carbon Natural Gas Company, a Delaware corporation (the “Manager”), and Carbon California Company, LLC, a Delaware limited liability company (the “Owner”). Manager and Owner are collectively referred to in this Agreement as the “Parties” and individually each a “Party”.

RECITALS

WHEREAS, Owner owns, directly or indirectly through its subsidiaries, certain interests in producing and non-producing oil and gas properties and is engaged in the Business.

WHEREAS, Manager has the facilities, employees, experience and ability to provide general management and administrative services that may be necessary or useful to Owner; and

WHEREAS, Owner desires to engage Manager to perform and provide, and Manager desires to perform and provide for and on behalf of Owner, the Services as set forth herein and in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Defined Terms. As used in this Agreement, each of the following terms has the meaning given in this Section 1 as follows:

1.1	“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person, provided, however, that the Parties specifically acknowledge and agree that neither Party nor its Affiliates will be considered as Affiliates of the other Party or its Affiliates solely by reason of the existence of this Agreement or any other Agreement entered into between the Parties in connection with the provision of Services.

1.2	“Agreement” means this Management Services Agreement, as amended, supplemented or modified from time to time.

1.3	“Assets” means the following assets of Owner and its subsidiaries: (a) oil, gas and mineral leases; (b) oil, gas and other hydrocarbon wells; (c) all royalty, overriding royalty, production payments, net profits interests and other interests in oil and gas properties; (d) all tangible personal property, equipment, machinery, inventory, supplies, spare parts, fixtures and improvements that are a part of any lease or well; (e) midstream assets; and (e) all files, books, records and business data that relate to any of the foregoing (collectively, “Records”).

1.4	“Board” means the “Board” as defined in the LLC Agreement.

Management Services Agreement

1.5	“Budget” means the “Annual Operational Plan and Budget” as defined in the LLC Agreement as approved by the Board for any Fiscal Year.

1.6	“Business” means the business of Owner and its subsidiaries as conducted with respect to the Assets, as described in Section 1.6 of the LLC Agreement, and which shall include (a) activities to acquire, hold, maintain, renew, drill, develop, operate and sell working interests, net profits interests, leasehold interests, royalties, and other types of oil and gas interests and/or equity interests in any Person owning oil and gas interests; (b) activities to produce, collect, store, treat, deliver, market, sell, farm-out or otherwise dispose of oil, gas and related hydrocarbons and minerals from its properties and interests; (c) midstream activities; and (d) all such other actions incidental to any of the foregoing as may be necessary or desirable.

1.7	“CCOC” means Carbon California Operating Company, LLC, a Delaware limited liability company.

1.8	“Change of Control Event” means any transaction or series of transactions pursuant to which (a) Prudential and Yorktown fail to collectively hold, of record and beneficially, a majority of the Class A Units (as defined in the LLC Agreement) of Owner, or (b) Owner or its subsidiaries dispose of all or a material portion of the Assets.

1.9	“Company System” means any System owned or licensed by Owner, or which Owner otherwise has rights of use.

1.10	“Confidential Information” means all information with respect to Owner, its members and their respective Affiliates and the business of Owner, its members and their respective Affiliates, and the Assets of such parties, including all maps, charts, logs, seismographs, interpretations, calculations, reports, studies, interpretations, summaries or opinions, in each case whether in written, oral or electronic form, that is furnished or disclosed to Manager or Manager Personnel by or on behalf of Owner, its members and their respective Affiliates, together with any and all notes, analyses, compilations, studies, interpretations and other documents prepared by Manager or Manager Personnel which contain, reflect or are based upon, in whole or in part, such information, regardless of (x) who prepares such materials and (y) whether or not such materials are specifically identified as “confidential.”

1.11	“Contract Operating Agreement” means that certain Contract Operating Agreement, dated as of February 15, 2017, by and between Carbon California Operating Company, LLC and Owner.

1.12	“Control” (including collective meanings, “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

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1.13	“Effective Date” has the meaning specified in the introductory paragraph of this Agreement.

1.14	“Emergency Expenditures” means expenditures which are reasonably necessary to be expended in order to mitigate or remedy the endangerment of property, the health or safety of any Person or the environment.

1.15	“Governmental Authority” means any federal, national, regional, state, municipal or local government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, court, arbitral panel, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.

1.16	“Initial Term” has the meaning specified in Section 15.

1.17	“Insured” has the meaning specified in Section 12.

1.18	“IP Rights” has the meaning specified in Section 22(b).

1.19	“Law” means any and all applicable laws, statutes, ordinances, permits, decrees, rulings, writs, injunctions, orders, codes, judgments, principles of common law, rules or regulations which are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

1.20	“Liabilities” has the meaning specified in Section 19.1.

1.21	“LLC Agreement” means the Limited Liability Company Agreement of Owner, dated as of February 15, 2017.

1.22	“Management Fee” has the meaning specified in Section 7.

1.23	“Management Standards” has the meaning specified in Section 5.

1.24	“Manager” has the meaning specified in the introductory paragraph of this Agreement.

1.25	“Manager Personnel” means the officers and employees of Manager and all other persons otherwise engaged by Manager for the provision of the Services hereunder.

1.26	“Owner” has the meaning specified in the introductory paragraph of this Agreement and, unless the context otherwise requires, includes any subsidiaries of Owner.

1.27	“Owner Indemnified Parties” has the meaning specified in Section 19.2.

1.28	“Parties” has the meaning specified in the introductory paragraph.

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1.29	“Person” (whether or not capitalized) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

1.30	“Programs” has the meaning specified in Section 22(a).

1.31	“Provider Group” means Manager and Affiliates of Manager.

1.32	“Provider System” means any System owned or licensed by any member of the Provider Group, or which by any member of the Provider Group otherwise has rights of use.

1.33	“Prudential” means Prudential Capital Energy Partners, L.P., a Delaware limited partnership.

1.34	“Records” has the meaning specified in the definition of Assets.

1.35	“Services” has the meaning set forth in on Exhibit A.

1.36	“Subject Contracts” has the meaning specified in Section 10.

1.37	“System” means any software or other computer program and programming aid with supporting documentation, including without limitation input and output format, program listing, systems flow charts, narrative descriptions and operating instructions, and the tangible media upon which such program is recorded.

1.38	“Term” has the meaning specified in Section 15.

1.39	“Termination Date” has the meaning specified in Section 16(a).

1.40	“Termination Notice” has the meaning specified in Section 16(a).

1.41	“Yorktown” collectively means Yorktown Energy Partners XI, L.P., a Delaware limited partnership and its Affiliates.

2.             References and Titles. All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision unless expressly so limited. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. The words “this Section” and “this subsection,” and words of similar import, refer only to Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor). Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law or agreement (or contract) mean such Law or agreement (or contract) as it may be amended from time-to-time. If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly, and there must not be any presumption, inference or conclusion drawn against either Party by virtue of the fact that its representatives have authored this Agreement or any of its terms. Any reference to an agreement or contract herein includes any amendment, modification or replacement thereof that is in accordance with the provisions of this Agreement.

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3.             Engagement of Manager.

(a)       Commencing on the Effective Date, Owner hereby appoints, retains and authorizes Manager, and Manager hereby accepts and agrees, to perform during the Term the Services, at all times in accordance with the terms and conditions set forth in this Agreement.

(b)       It is the intent of Owner and Manager to maintain the separate corporate existence of both entities, to hold themselves out to others as separate corporate entities and to conduct their respective businesses in a manner which respects and preserves their separate identities. Accordingly, Manager will provide the Services, and Owner will operate the Business, consistent with this intent. Without limiting the foregoing, each of Owner and Manager, to the extent applicable when providing Services on behalf of Owner, and except as otherwise expressly agreed between them from time to time, will (i) not hold Manager Personnel out as Owner’s employees when transacting with third parties on behalf of Owner, (ii) maintain proper Records that show the assets, liabilities, and transactions of Owner and its subsidiaries separate from those of any other person and prepare financial statements for Owner in the same manner, (iii) not commingle the funds received by or on behalf of Owner with any other person’s funds, (iv) pay liabilities and expenses invoiced directly to Owner or pertaining to the Assets only out of the funds of Owner or its subsidiaries, as applicable, and (v) maintain separate bank accounts belonging only to, or maintained by Owner; provided that Owner and Manager acknowledge and agree that Manager is acting as a contractor for Owner in the provision of Services, subject to the terms of this Agreement. Nothing in this Agreement prohibits Manager and Owner from acknowledging to third parties their status as parties to this Agreement.

4.             Direction of Services.

(a)       Except with respect to the means or method by which Manager performs the Services (which will at all times be subject to the direction or control of Manager), the provision of the Services hereunder are at all times subject to the direction of the Board of Directors of Owner; provided that, subject to the terms of the LLC Agreement, Manager will have the power and authority to take the actions enumerated in Section 2.6(b) of the LLC Agreement. The Parties acknowledge that Owner’s need for and scope of the Services may change from time to time depending on the nature, number and size of the interests held by Owner at any given time, and Owner and Manager may change the scope of the Services consistent with Exhibit A from time to time by mutual agreement of Owner (with the approval of the Board of Directors) and Manager.

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(b)       Notwithstanding anything herein to the contrary, the Manager shall not take (or cause the Company or any of its subsidiaries to take) any action that the Company would be prohibited from taking without the approval of (i) the Board or (ii) Majority Vote of the Members (as defined in the LLC Agreement) pursuant to the LLC Agreement, including pursuant to Section 2.4 of the LLC Agreement, without the Company having first obtained the applicable approval of the Board.

5.             Management Standards. In performing the Services, Manager will act in accordance with the express provisions of this Agreement and, where neither this Agreement nor any other agreement applicable to Manager in respect of performing the Services specifically establishes a particular obligation or standard, in accordance with prudent industry standards and in conformity in all material respects with all applicable Laws and in conformity with the oil, gas and mineral leases owned by Owner (the “Management Standards”). Manager shall perform the Services consistent with the Budget, including any variances from the Budget expressly permitted by the LLC Agreement.

6.             Affiliate Transactions. Manager will not, in connection with the provision of Services to Owner, cause or permit Owner to, without approval of the Board of Directors of Owner as required pursuant to Section 2.4(a)(x), (i) engage or enter into any contract with any Affiliate of Manager or (ii) purchase or sell goods or services from or to any Affiliate of Manager; provided, however, that the Parties agree and acknowledge that CCOC shall act as operator of the Assets and that such arrangement does not constitute a breach of this Section 6.

7.             Management Fee. The fee specified to be paid by Owner to Manager pursuant to Section 2.8 of the LLC Agreement (the “Management Fee”) shall constitute full reimbursement to Manager for all costs and expenses related to general and administrative matters associated with provision of the Services; provided, however, that all out of pocket costs and expenses of Manager incurred in the performance of Services shall be subject to reimbursement by Owner to Manager as provided in Section 8 below (subject to the other terms and conditions of this Agreement).

8.             Other Expenses.

(a)        Third Party Services. If any third party services are reasonably required in connection with the performance of the Services by Manager as contemplated by this Agreement, including without limitation outside accountants, tax preparation, third party engineers, third party geologists, auditors, attorneys, consultants, and advisors, any reasonable costs and expenses incurred in connection therewith shall be the sole responsibility of Owner, and Owner shall either (i) pay such costs and expenses directly or (ii) if such costs or expenses are incurred directly by Manager, reimburse Manager (subject to the other terms and conditions of this Agreement), not later than thirty (30) days following Manager’s written request for such reimbursement accompanied by such supporting documentation regarding the nature, purpose, payee, and amount of such costs and expenses (and any other information applicable thereto) as shall be reasonably requested by Owner, for Manager’s actual out of pocket cost thereof; provided that Manager shall not incur, directly or on behalf of Owner or its subsidiaries, any costs or expenses for such third party services except to the extent consistent with the Budget (as defined in the LLC Agreement) and any variances from the Budget expressly permitted by the LLC Agreement.

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(b)       Proration. To the extent that any costs or expenses otherwise the responsibility of Owner pursuant to Section 8(a) relate to any Assets in which Manager or its Affiliates (other than Owner and its wholly-owned subsidiaries) or other third parties (other than Owner and its wholly-owned subsidiaries) also hold a working interest or other interest, then the amount of such costs or expenses allocated to be the responsibility of Owner will be (i) equal to (A) the amount of such costs or expenses, multiplied by (B) a fraction, (1) the numerator of which is Owner and its wholly-owned subsidiaries’ working interest in such Assets or Business and (2) the denominator of which is Owner and its wholly-owned subsidiaries’ working interest in such Assets or Business, plus Manager’s and its Affiliate’s and other third parties (other than Owner and its wholly-owned subsidiaries) working interest in such Assets or Business, or (ii) if Owner and its wholly-owned subsidiaries’ and Manager and its Affiliate’s or other third parties (other than Owner and its wholly-owned subsidiaries) interest in such Assets are not readily measured by working interests, then as agreed to in good faith by Owner and Manager to reflect the relative benefit to Owner and its wholly-owned subsidiaries, on the one hand, as compared to the relative benefit to Manager and its Affiliates (other than Owner and its wholly-owned subsidiaries) or other third parties (other than Owner and its wholly-owned subsidiaries), on the other hand.

9.             Contract Operating Agreement. Manager shall, for so long as the Contract Operating Agreement is in effect, cause CCOC to not incur, directly or on behalf of Owner or its subsidiaries, any costs or expenses for any third party services, except to the extent consistent with the Budget and any variances from the Budget expressly permitted by the LLC Agreement.

10.           Compliance with Obligations. To the extent applicable to the Services, Manager will use diligent and reasonable efforts to cause compliance by Owner or its subsidiaries, as applicable, with all terms and conditions contained in any contract, agreement, judicial, administrative or governmental order, law or ruling, lease, mortgage, deed of trust or other contractual or security instrument affecting the Business or any of the Assets, including without limitation, the Contract Operating Agreement or any successor or replacement contract operating agreement (collectively, the “Subject Contracts”) and (ii) use diligent and reasonable efforts to cause substantial compliance (and, in any event, compliance with all material terms and conditions) by parties other than Owner with Subject Contracts; provided, however, that, except as otherwise set forth herein, Manager will not be required to make any payment or incur any liability on account thereof and Manager will not be required to institute legal proceedings to enforce the obligations of parties other than Owner to the Subject Contracts unless Owner has agreed to reimburse Manager for the legal fees and expenses of such proceeding. Manager will promptly notify Owner of any material violation of any such Subject Contract.

11.           Emergencies. Notwithstanding anything to the contrary in this Agreement, Manager shall be authorized to incur Emergency Expenditures for and on behalf of Owner.

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12.           Manager’s Insurance. Manager will at all times maintain such insurance and in such amounts as prudent and consistent with industry practice for other companies providing services similar to the Services. Such insurance shall be maintained with financially sound and reputable insurance companies. During the Term of this Agreement, Manager will take such action, to the extent permitted under the applicable insurance policies, to cause Owner to be Insured, under the insurance policies maintained by Manager pursuant to this Section 12. As used herein, the term “Insured” means Owner will be (a) a named insured to the extent possible, (b) in the case of workers’ compensation, named as an alternate employer, or (c) an additional insured in all other cases; provided, however, that Manager will take reasonable commercial efforts to provide for endorsement of Owner as a named insured under each policy maintained by Manager pursuant to this Section 12.

13.           General. Manager will use commercially reasonable efforts to employ or have available to it at all times during the Term of Agreement a sufficient number of qualified personnel to enable it to properly, timely, and diligently supply all the Services.

14.           Responsibility. All matters pertaining to the employment, supervision, compensation, promotion and discharge of any employees or personnel of Manager or its Affiliates are the responsibility of Manager, which is (or its Affiliate is) in all respects the employer of any such employees. All such employment arrangements are solely the concern of Manager and, if applicable, its Affiliates and Owner will have no liability with respect thereto.

15.           Term. The initial term of this Agreement will begin on the Effective Date and, subject to termination in accordance with Section 16 will continue until the occurrence of a Dissolution Event (as defined in the LLC Agreement) (the “Initial Term”), and so long after the Initial Term as the Parties may mutually agree, provided that if neither Party gives written notice of its intent to terminate this Agreement as of the end of the Initial Term then this Agreement shall continue after the Initial Term until the last day of the calendar month immediately following the calendar month in which a Party gives written notice of its intent to terminate this Agreement (the Initial Term together with any such extension thereafter, the “Term”). Except as expressly provided herein, the expiration or earlier termination of this Agreement will not relieve any Party of any obligation or liability arising prior to such expiration or termination.

16.           Termination.

(a)       This Agreement shall terminate (the “Termination Date”) on the first to occur of (i) the end of the Term, (ii) the date on which the Parties mutually agree, in writing, to terminate this Agreement, and (iii) the termination date set forth on any notice given in accordance with Section 16(b) (a “Termination Notice”). Each Termination Notice must be in writing and set forth in reasonable detail the basis for the termination and the Termination Date. If requested by Owner, Manager, following its receipt of a Termination Notice, will continue to perform (and be paid for) the Services in accordance with this Agreement for a period of up to 180 days following such notice and, in such event, the date on which such continued Services are no longer necessary (as specified by Owner in the Termination Notice) will be considered the Termination Date for purposes hereof.

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(b)       Owner may terminate this Agreement by delivery of a Termination Notice to Manager: (i) following a Change of Control Event; (ii) at any time that Carbon (as defined in the LLC Agreement) fails to hold, of record and beneficially, any Class B Units (as defined in the LLC Agreement); (iii) at any time after a material breach by Manager of its obligations hereunder or under the LLC Agreement that, if curable, remains uncured thirty (30) days following such breach (or, if not curable, at any time after such breach by Manager) or (iv) at any time Manager fails to employ or have available to it a sufficient number of qualified personnel to enable it to properly, timely, and diligently supply all the Services (in the reasonable judgment of the Board of Owner).

17.           Transition of Services to New Manager. Until the Termination Date, Manager will continue to provide the Services in accordance with this Agreement. Upon request from Owner, Manager will reasonably cooperate with Owner in the transition of such Services to a new manager appointed by Owner by (a) turning over Owner’s Records and any other relevant information reasonably requested of Manager, (b) if applicable, assigning to Owner all of Manager’s rights under subcontracts and other contractual arrangements entered into by Manager in connection with the performance of the Services, (c) facilitating the management of the Assets subject to this Agreement to the successor manager, (d) assisting Owner in acquiring rights to any licenses, software or other intellectual property held by or of the type (or type capable of performing substantially the same functions as the type) held by Manager and used in the performance of the Services, (e) facilitating the transfer to such software or other intellectual property acquired by Owner of any data, databases or other information regarding the Assets or otherwise used by Manager in performance of the Services and (f) providing information with respect to the Assets and Business, and make available Manager Personnel, as requested by Owner to (i) facilitate the preparation and audit of the financial statements of Owner for the years ending prior to the Termination Date and the year in which the Termination Date occurs, including without limitation meeting with internal accounting and auditing personnel and external accountants and auditors, (ii) execute such certifications and other instruments as reasonably requested by Owner or external accountants and auditors in connection with the audit of such financial statements to the extent such certifications and other instruments relate to periods prior to the Termination Date and (iii) meeting with Owner in preparation of responding to any inquiry or audit by, and attending any meetings in connection therewith with, any governmental auditors, regulatory auditors, tax authorities or any other auditor or governmental agency to the extent related to any periods prior to the Termination Date. On the Termination Date, Manager will deliver to Owner the Records. Following the termination of this Agreement, Owner will have the right to appoint any other Person as manager to perform the Services by whatever method Owner may deem expedient or appropriate. Following the termination of this Agreement, Manager will have no further rights under this Agreement (except as provided in Section 18) and will not be entitled to receive any further payments under this Agreement.

18.           Effect of Termination. The termination of this Agreement will not relieve any Party from any expense, liability or other obligation or remedy therefor that has accrued or attached prior to the Termination Date, and this Section 18 and Section 19, Section 20, Section 21 and Section 22 will survive such termination indefinitely.

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19.           Indemnification. From and after the Effective Date, the Parties will indemnify each other as follows:

19.1	Owner Indemnification. Owner will indemnify, defend, reimburse and hold harmless Manager and its officers, managers, representatives, agents, members, employees (together with Manager, the “Manager Indemnified Parties”) from and against and in respect of any and all claims, liabilities, losses, costs, expenses (including reasonable attorneys’ fees and costs of investigation) or damages (collectively, “Liabilities”) incurred or suffered by a Manager Indemnified Party in connection with, arising out of, or relating to, directly or indirectly, its performance of the Services hereunder, EVEN IF SUCH LIABILITIES AROSE IN WHOLE OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF A MANAGER INDEMNIFIED PARTY, except that such indemnity will not apply (x) in cases in which any such Liabilities are determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the fraud, deceit, gross negligence, reckless or intentional misconduct of, or a knowing violation of law by, Manager or any other Manager Indemnified Party or from any failure by Manager to follow any lawful direction of Owner, or (y) in respect of costs and expenses for which the Manager is already compensated through the payment of the Management Fee or the other cost and expense reimbursement provisions of this Agreement.

19.2	Manager Indemnification. Manager will indemnify, defend and hold harmless Owner, its subsidiaries and Affiliates and their respective officers, directors, representatives, agents, members and employees (collectively, “Owner Indemnified Parties”) from and against and in respect of any and all Liabilities incurred or suffered by an Owner Indemnified Party in connection with, arising out of, or relating to, any breach by Manager of this Agreement or fraud, deceit, the gross negligence, reckless or intentional misconduct of, or knowing violation of law by, Manager or another Manager Indemnified Party in Manager’s performance of the Services or from any failure by Manager to follow any lawful direction of Owner.

19.3	EXTENT OF INDEMNIFICATION. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN OWNER INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS OF THIS SECTION 19 REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE) OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH OWNER INDEMNIFIED PARTY, PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.

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19.4	Indemnification Procedure. If any indemnified party discovers or otherwise becomes aware of an indemnification claim arising under this Agreement, such party will give written notice to the indemnifying Party, specifying such claim, and may thereafter exercise any remedies available to such indemnified party under this Agreement; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made against the indemnifying party, the indemnified Party will give written notice to the indemnifying party of the commencement of such action, accompanied by a copy of all papers, if any, served with respect to the action or proceeding; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby.

20.           Miscellaneous. It is further agreed as follows:

20.1	Independent Contractor. Manager and Owner are independent contractors and this Agreement will not be construed as one of partnership, agency, joint venture, or employment between Manager and Owner, and the rights, duties, obligations and liabilities of each of the Parties under this Agreement will be individual, not collective or joint. As between the Parties, (a) it is not the intention of the Parties to create, nor will this Agreement be deemed or construed to create, a mining or other partnership, joint venture, association or trust, (b) Manager is not the actual or implied agent for Owner, (c) Manager has the exclusive authority to control and direct the specific means, method and manner of performance of the details of the Services to be provided hereunder, and (d) subject to the other express provisions of this Agreement and the right of Owner to direct Manager with respect to the ends to be accomplished, Manager will have the exclusive responsibility and liability for (i) the direction and supervision of its personnel, (ii) the salary, employee benefits, other compensation and related costs of such Manager Personnel and (iii) the collection and payment of any payroll taxes or contributions or taxes for unemployment insurance, workers’ compensation, pensions and social security for Manager Personnel that are imposed by any Governmental Authority.

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20.2	Notices. All notices and communications required or permitted under this Agreement must be in writing addressed as indicated below, and any communication or delivery hereunder will be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by facsimile transmission, then upon confirmation by the recipient of receipt; (d) if by email, then upon an affirmative reply by email by the intended recipient that such email was received (provided that an automated response from the e-mail account or server of the intended recipient constitutes an affirmative reply); or (e) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such notices and communication are as follows:

To Manager:	Carbon Natural Gas Company
1700 Broadway, Suite 1170
Denver, CO 80290
Attention: Patrick R. McDonald
Phone: 720.407.7030
Email: pmcdonald@carbonnaturalgas.com

To Owner:	Carbon California Company, LLC
1700 Broadway, Suite 1170
Denver, CO 80290
Attention: _______________________
Phone: _______________________
Email: _______________________

With a copy to the Board:	Carbon California Company, LLC
1700 Broadway, Suite 1170
Denver, CO 80290
Attention: Board of Directors
Phone: _______________________
Email: _______________________

Either Party may, upon written notice to the other Party, change the address and person to whom such communications are to be directed.

20.3	Cooperation. Prior to termination of this Agreement, the Parties agree to execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such documents and instruments and do, or cause to be done, such other acts and things as may reasonably be requested by any Party to this Agreement, or are otherwise necessary or advisable, to assure that the benefits of this Agreement are realized by the Parties and that the Parties carry out their obligations under this Agreement and any document or other instrument delivered pursuant hereto.

20.4	No Third Party Beneficiaries. Except the indemnification rights under Section 19, nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person a third party beneficiary of this Agreement.

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20.5	Cumulative Remedies. Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party hereto of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

20.6	Governing Law; Jurisdiction; Waiver of Jury Trial. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS AGREEMENT WILL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS RULES WHICH WOULD OTHERWISE APPLY THE LAWS OF ANOTHER JURISDICTION. EACH PARTY AGREES THAT IT WILL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN ANY U.S. FEDERAL OR STATE COURT IN THE STATE OF DELAWARE AND (A) IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS, (B) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS, (C) WAIVES ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER IT AND (D) AGREES THAT SERVICE OF PROCESS UPON IT MAY BE EFFECTED BY MAILING A COPY THEREOF POSTAGE PREPAID, REGISTERED OR CERTIFIED WITH RETURN RECEIPT REQUESTED AT THE ADDRESS SPECIFIED IN SECTION 20.2. THE FOREGOING CONSENTS TO JURISDICTION AND SERVICE OF PROCESS WILL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF DELAWARE FOR ANY PURPOSE EXCEPT AS PROVIDED HEREIN AND WILL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES. FURTHER, EACH PARTY HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING UNDER, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

20.7	Entire Agreement. This Agreement (including the Exhibits attached hereto) and the LLC Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein.

20.8	Assignment. Neither Party may assign any of its rights or delegate any of its duties under this Agreement without the express written consent of the other Party. Any assignment of rights or delegation of duties under this Agreement in violation of this section will be void ab initio.

20.9	Amendment. Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing hand-signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought.

Management Services Agreement	- 13 -

20.10	Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

20.11	Waiver. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder, will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

20.12	Counterparts; Facsimiles; Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement. The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which will be binding upon all Parties.

21.           Confidentiality.

(a)       In connection with the performance of the Services, Manager shall maintain the confidentiality of all Confidential Information and shall not disclose any Confidential Information to any Person other than to Management Personnel or any Person associated with Owner, or use any Confidential Information other than in connection with the performance of the Services, provided however that Manager may disclose Confidential Information (i) in any judicial or alternative dispute resolution proceeding to resolve disputes between Owner and Manager arising hereunder; (ii) as consented to in writing by Owner; and (iii) to the extent disclosure is legally required on the written advice of legal counsel under applicable laws or any agreement to which Owner is a party or by which it is bound, provided however, that prior to making any legally required disclosures Manager shall, to the extent Manager is not prohibited by law or legal process from doing so, provide Owner with prompt written notice of such requirement prior to making such required disclosure so that Owner may, at its sole cost and expense, seek a protective order or other appropriate remedy. Manager agrees to cooperate in all reasonable respects, and without charging Owner for doing so (but at Owner’s expense for any out-of-pocket costs incurred by Manager for doing so), with any attempt by Owner to obtain such a protective order or other appropriate remedy. Manager agrees not to oppose any action by Owner to obtain a protective order or other appropriate remedy. Absent the entry of such a protective order or other remedy, Manager may disclose that portion of the Confidential Information that Manager is advised by counsel is required by law to be so disclosed, without any liability hereunder, it being understood that such required disclosure does not relieve Manager of liability, if any, caused by a previous disclosure by Manager not permitted hereunder.

(b)       Manager shall inform all Manager Personnel, and all other Persons to whom Confidential Information is provided, of the restrictions contained in this Section 21.

Management Services Agreement	- 14 -

(c)       The restrictions set forth in this Section 21 shall not apply to information that is, or after the Effective Date, becomes generally available to the public, other than through breach of this Section 21 by Manager or Manager Personnel.

(d)       The terms of this Section 21 shall continue to apply to Manager and Manager Personnel for so long as Manager or Manager Personnel shall possess Confidential Information, whether in tangible, intangible or electronic from, including Confidential Information contained on back-up servers or other data storage/archival systems.

22.           Software/IT use/licensing.

(a)       Manager shall have the unrestricted right to use any Company System in providing the Services, except that Manager’s right to use any Company System that is not owned by Owner shall be restricted to the extent required by any agreements between Owner and any third parties that prohibit the granting of such right to Manager. To the extent necessary to effect Manager’s aforesaid right to use any Company System, Owner hereby (i) subject to any agreements between Owner and any third parties restricting such grant, grants to Manager a royalty-free, non-transferable, non-exclusive license to use any application software program, including all related documentation (the “Programs”), of any Company System or any other System owned by Owner and (ii) to the extent permitted under the licenses and other agreements between Owner and any third parties relating to the Company Systems and such Programs, assigns to Manager a non-exclusive right under any existing licensing agreements for any Company System and all Programs related to any Company System or any other System licensed by Owner for the limited purpose of providing the Services; provided, however, that the term of any of said grants and assignments shall not extend beyond the term of this Agreement.

(b)       Each of Owner and each designee of Owner providing Services or any other services with respect to the Assets or Business (Owner and each such designee, a “Software Designee”) shall have the unrestricted right to use any Provider System in connection with the ownership, operation and management of, and the provision of any services with respect to, the Assets or the Business, except that a Software Designee’s right to use any Provider System that is not owned by the Provider Group shall be restricted to the extent required by any agreements between the Provider Group and any third parties that prohibit the granting of such right to such Software Designee. To the extent necessary to effect each Software Designee’s aforesaid right to use any Provider System, Manager hereby (i) subject to any agreements between the Provider Group and any third parties restricting such Programs, of any Provider System or any other System owned by the Provider Group and (ii) to the extent permitted under the licenses and other agreements between the Provider Group and any third parties relating to the Provider Systems and such Programs, assigns to each Software Designee a non-exclusive right under any existing licensing agreements for any Provider System and all Programs related to any Provider System or any other System licensed by the Provider Group for the purposes as set forth in the first sentence of this Section 22 (the licenses and rights granted pursuant to clauses (i) and (ii), the “IP Rights”). Manager, upon the request of Owner, shall cause each other member of the Provider Group to execute such instruments as necessary to grant to each Software Designee the IP Rights.

[Signature Pages Follow]

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SIGNATURE PAGE TO

MANAGEMENT SERVICES AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CARBON CALIFORNIA COMPANY, LLC

By:	Carbon Natural Gas Company, its Manager

By:
Name:	Patrick R. McDonald
Title:	Chief Executive Officer

[Signature Page to Management Service Agreement]

SIGNATURE PAGE TO

MANAGEMENT SERVICES AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CARBON NATURAL GAS COMPANY

By:
Name:	Patrick R. McDonald
Title:	Chief Executive Officer

[Signature Page to Management Service Agreement]

EXHIBIT A

SCOPE OF SERVICES

The “Services” shall mean general management and administrative services reasonably requested by and at the direction of Owner and shall include the services described below pertaining to the Assets and any other service or activity agreed by Owner and Manager:

1.             General. Manager will (a) maintain the Records for engineering, design, accounting, tax, regulatory, land and such other matters as are generally necessary for the conduct of the business of Owner, (b) assist and support Owner in general planning and budgeting activities and (c) coordinate and manage Owner’s reporting requirements for regulatory, tax, environmental or local compliance purposes.

2.             Overhead Services. Manager will provide all general and administrative overhead services required for Owner to conduct the Business.

3.             Management. Manager will provide services in respect of the management of the Business as may be requested by Owner, including (a) services necessary to satisfy Owner’s contractual obligations and obligations under applicable Law and permits and annual budgets, (b) making recommendations relating to the improvement of the operations and maintenance (including major maintenance) of the Assets and (c) the management and administration of Owner’s contracts and liaising with any Person that is party to a material contract with Owner.

4.            Liens. Manager will assist Owner in keeping the Assets free and clear of all liens and encumbrances excluding liens and encumbrances arising in the ordinary course of business.

5.             Funds and Funds Management. Manager will (a) supervise all disbursements from, and to the extent of the availability of, funds provided by Owner necessary to pay its debts and obligations and (b) open accounts in the name of Owner and deposit, withdraw and maintain funds provided by Owner in banks, savings and loan associations or other financial institutions. Manager will not under any circumstances commingle any funds received for Owner or held for the account of Owner with Manager’s or any other Person’s funds.

6.             Tax and Accounting Services. Manager will (a) supervise and oversee financial and tax reporting (including all tax work necessary for the “tax matters partner” under the LLC Agreement to fulfill its obligations as “tax matters partner” and cash management services), (b) monitor Owner’s compliance with its debt and financing documents, (c) maintain Owner’s books of accounts and assist with preparation of Owner’s periodic financial statements; and (d) perform such other tax and accounting services as Owner may reasonably request.

7.             IT Services. Manager will provide (or cause to be provided) information technology services that are necessary for Owner to perform and otherwise complete its business activities, including services for (a) the management and maintenance of computer networks and databases, technology systems, and phone networks and plans, (b) the development and implementation of plans and standards relating to information technology and procurement, (c) the development and implementation of security policies and systems for the computer databases and technology systems of Owner and (d) the procurement and acquisition of any other information technology services requested by Owner.

Management Services Agreement	Exhibit “A”

8.             Third Party Services. Manager will (a) engage and manage outside legal, accounting and tax services for Owner including, at Owner’s expense, engaging professionals to provide Owner with legal, accounting, tax preparation or tax counseling or recordkeeping services in relation to the Business, and at Owner’s expense, initiating, maintaining, investigating, participating, defending and settling any claims, actions or proceedings to which Owner is a party or which involve the Business, (b) engage and manage, at Owner’s expense, engineering, operations and other technical consulting services as required in connection with the Business and (c) engage and manage, at Owner’s expense, outside environmental consulting services, including services (i) advising and counseling Owner with respect to environmental compliance issues, including researching applicable environmental Laws and (ii) assisting Owner in obtaining and maintaining compliance with any and all necessary environmental permits, registrations, authorizations, licenses, approvals or consents from relevant organizations and governmental authorities.

9.             Regulatory. Manager will (a) engage and manage regulatory consultants and cause the admission of Owner into regional and industry associations if such admission would, in the judgment of Owner, be required or desirable for the operations of the Business, and (b) with the approval of Owner, engage and manage representation in lobbying, studies, special or extraordinary sessions determined to involve or be in the interest of Owner, including assisting Owner in its dealings with governmental, semi-governmental, administrative, fiscal or judicial bodies, departments, commissions, authorities, agencies or other entities having jurisdiction or regulatory power over the Business.

10.           Insurance. At the request of Owner, Manager will make recommendations to Owner in respect of an insurance program for the Business of Owner. At the direction of Owner, Manager will procure on behalf of Owner, at Owner’s expense, insurance policies conforming to the agreed insurance program and shall take such measures as are within the control of Manager to maintain such policies in full force and effect. Manager will be named as an additional insured in respect of all liability insurance policies maintained by Owner, with waiver of subrogation.

11.           Supervision. Manager will provide supervisory services for Owner or Owner’s contractors and operators in connection with the operation of the Business.

12.           Sale Preparation. At Owner’s request, Manager (or its designee) will take such actions to prepare (and arrange for) all or any portion of the Assets to be sold or otherwise liquidated (including through a dissolution or winding up of Owner).

13.           Contract Administration. Negotiate, administer and terminate contracts, by and on behalf of Owner, in the ordinary course of business. All such contracts will be executed by Owner.

14.           Land Services. Provide all land related, lease, division order and land administration services with respect to the Assets, including the following:

14.1	Review, analyze and respond to all new well, workover and recompletion proposals.

14.2	Administer, maintain and update all land Records, contracts and databases related to the Assets.

Management Services Agreement	Exhibit “A”

14.3	Administer, maintain and update all leases, joint operating agreements, and other contracts related to the Assets.

14.4	Administer, maintain and update all accounts, reports, databases and Records associated with compulsory pooled interests related to the Assets.

14.5	Verify and process all internal and external division orders and transfer orders required in the normal course of business.

14.6	Interface with operators and other nonoperators who jointly own the Assets.

14.7	Maintain all land, contract, division of interest, lease files, and other files relating to the land administration functions.

14.8	Engage, manage and oversee all employees and contract landmen, brokers and title attorneys to evaluate, determine, and if necessary, clear title to lands associated with the wells and acreage comprising the Assets including the analysis of title opinions.

15.           Permits. Manager (or its designee) will apply, pay for (subject to reimbursement by Owner as set forth herein), obtain, and maintain in a timely manner all approvals, authorizations, licenses and permits necessary or advisable for or in connection with the ownership of the Assets and operation of its Business.

16.           Authorizations. Manager will provide the oversight to assure that the operator of the Assets acquires all permits, consents, approvals, surface or other rights that may be required for or in connection with the conduct of lease operations.

17.           Technical Evaluation. Manager will provide the oversight to assure that the operator of Assets performs the technical, geological, petroleum engineering and related evaluations that are necessary or appropriate under the Management Standards to perform lease operations and to evaluate proposed acquisitions of oil and gas properties by Owner.

18.           Marketing and Transportation. Manager will provide the oversight to assure that the operator of the Assets arranges for the purchase, transportation and storage of all hydrocarbons and all supplies, materials and equipment needed in order to perform lease operations.

19.           Safety. Manager will provide the oversight to assure that the operator of the Assets takes customary measures consistent with the Management Standards for the protection of life, health, the environment and property in the case of an emergency.

20.           Releases. Manager will provide the oversight necessary or appropriate to assure that the operator of the Assets reports any spill and environmental releases to the appropriate state or federal regulatory agencies as required by applicable Law.

21.           Information. Manager will maintain the following data and reports as they are produced or compiled by the operator of the Assets: (a) copies of all logs and surveys furnished by the operator(s) of the Assets; (b) regular drilling, workover or similar operations reports furnished by the operator(s) of the Assets; (c) copies of all plugging reports; (d) copies of all geological and geophysical maps and reports; (e) well tests, completion and similar operations reports furnished by the operator(s) of the Assets; (f) if prepared, engineering studies, development schedules and annual progress reports on development projects; (g) field and well performance reports, including reservoir studies and reserve estimates; (h) lease documents, contracts, agreements, title instruments and title files; and (i) such additional information as would be maintained by a reasonably prudent operator.

Management Services Agreement	Exhibit “A” Page 3 of 3